Exhibit 99.1

MoSys, Inc. Reports Second Quarter 2020 Financial Results

SAN JOSE, Calif., August 6, 2020 – MoSys, Inc. (NASDAQ: MOSY), a provider of semiconductor solutions that enable fast, intelligent data access for Cloud, networking, security and communications systems, today reported financial results for its second quarter ended June 30, 2020.

Second Quarter 2020 Financial Results
Total net revenue for the second quarter of 2020 was $2.0 million, compared with $1.3 million for the previous quarter and $3.1 million for the second quarter of 2019. Product revenue for the second quarter was $1.7 million, compared with $1.1 million in the first quarter of 2020 and $2.8 million in the year ago period. The sequential increase in product revenue reflected increased shipments of Bandwidth Engine® products that were unable to be shipped at the end of the first quarter due to COVID-19 shelter-in-place constraints.

Gross margin for the second quarter of 2020 was 69%, compared with 58% for the first quarter of 2020 and 60% for the second quarter of 2019. The increase in gross margins was attributable to manufacturing efficiencies driven by higher shipment volumes and licensing revenues recognized in the second quarter of 2020.

Total operating expenses on a GAAP basis for the second quarter of 2020 were $1.9 million, compared with $2.1 million in the previous quarter and $1.9 million in the second quarter of 2019. Total non-GAAP operating expenses, excluding stock-based compensation expenses, for the second quarter of 2020 were $1.9 million, compared with $2.0 million in the first quarter of 2020 and $1.8 million in the second quarter of 2019. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

In August 2019, the Company effected a 1-for-20 reverse stock split of its common stock. All share and per share amounts in this press release have been retroactively adjusted to reflect the reverse stock split for prior periods, as applicable.

GAAP net loss attributable to common stockholders for the second quarter of 2020 was $1.0 million, or $0.32 per share, which included a $0.4 million one-time, non-cash deemed dividend to account for a warrant exercise price adjustment for warrants issued in an October 2018 public offering of common stock. This compared with a GAAP net loss of $1.4 million, or $0.61 per share, for the previous quarter and a net loss of $0.1 million, or $0.05 per share, for the second quarter of 2019. The deemed dividend increased the net loss attributable to common stockholders by $0.12 and $0.14 for the three and six months ended June 30, 2020, respectively.

Non-GAAP net loss for the second quarter of 2020 was $0.6 million, or $0.18 per share, compared with non-GAAP net loss of $1.3 million, or $0.58 per share, in the prior quarter and non-GAAP net income of $16,000, or $0.01 per diluted share, in the second quarter of 2019. Adjusted EBITDA for the second quarter of 2020 was a negative $0.5 million, compared with a negative $1.2 million for the previous quarter and a positive $0.1 million for the second quarter of 2019.

During the second quarter, the Company generated $2.2 million from financing activities, including net proceeds of $1.6 million from an offering of common stock and $0.6 million in loan proceeds from the Paycheck Protection Program (the PPP), which was established under the U.S. government’s Coronavirus Aid, Relief, and Economic Security Act. The Company intends to apply for forgiveness of the loan under the terms of the PPP, but no assurance can be given on whether the loan will be forgiven.

Management Commentary
“We were pleased with the increase in our IC revenues in the second quarter, as we were able to begin shipping products again in April, after experiencing COVID-related disruptions at the end of the previous quarter. To date, we have experienced no further disruptions. We secured multiple new design wins for our Accelerator Engine IC products, including an additional design win for a product platform with our lead application delivery customer. In addition, we recently announced our QPR product line of ultra, high-speed SRAM memory devices optimized for FPGA-based systems. We expect to make initial QPR shipments in the third quarter to stock our lead distributor.

“In addition to announcing our new QPR product line, we made significant progress on our Virtual Accelerator Engine software and firmware products, successfully delivering a working demonstration of our graph memory engine (GME) technology to a lead customer and recognizing first revenue during the second quarter. We expect to sign an initial production license for our GME technology with this customer in the second half of 2020, and we have multiple evaluations in process with other prospective customers.”

Mr. Lewis concluded, “Through the dedication of the entire MoSys team, we have been able to continue the majority of our business activities remotely throughout the pandemic and remain focused on meeting our customer requirements, while ensuring the health and safety of our employees and their families. The ultimate impact from COVID-19 on our business, especially to customer product programs and our supply chain, remains uncertain. Our financing activities during the second quarter significantly improved our balance sheet and provided additional cash to fund ongoing operations. We have a solid backlog of product orders for the second half of 2020 and remain focused on converting pipeline opportunities into sales, especially for our Virtual Accelerator Engine products."

Business Outlook
The Company expects total net revenue for the third quarter of 2020 to be in the range of $1.8 million to $2.1 million.

Use of Non-GAAP Financial Measures
To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation and deemed dividends. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. The press release also makes reference to and reconciles GAAP net income (loss) attributable to common stockholders and adjusted EBITDA, which the Company defines as GAAP net income (loss) before interest expense, income tax provision, and depreciation and amortization, as well as stock-based compensation, restructuring and impairment charges and the one-time deemed dividend. Management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are provided in tables below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated August 6, 2020 that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release may contain forward-looking statements about the Company, including, without limitation, the Company’s expectations regarding the impact of COVID-19 on its business, anticipated shipments of its QPR products, its anticipated total net revenue for the third quarter of 2020, the timing of a first production license for its Virtual Accelerator Engine products and the Company’s backlog of IC orders. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

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a lack of working capital to aggressively fund product development and growth;
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the timing of customer orders and product shipments;
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risks related to the COVID-19 pandemic, including public health requirements in response to the outbreak of COVID-19 and the impact on the Company’s business and operations, which is evolving and beyond the Company’s control, members of the Company’s management team or a significant number of its employee base becoming ill with COVID-19, changes in government regulations and mandates to address COVID-19 that may adversely impact the Company’s ability to continue to operate without disruption, and a significant decline in global macroeconomic conditions that have an adverse impact on the Company’s business and financial results;
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customer concentration;
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lengthy sales cycle;
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ability to enhance our existing proprietary technologies and develop new technologies;
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achieving additional design wins for our IC products through the acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers;
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difficulties and delays in the development, production, testing and marketing of our ICs;
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reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
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availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;

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ability to make our new software acceleration and IP products commercially available and achieve customer acceptance of these new proprietary technologies;
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level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
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vigor and growth of markets served by our customers and our operations; and
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other risks identified in the company’s most recent report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2020, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission.

MoSys does not intend to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.
MoSys, Inc. (NASDAQ: MOSY) is focused on Accelerating Data Intelligence and provides both silicon chips and IP solutions to enable fast, intelligent data access and decision making for a wide range of markets including cloud networking, security, 5G, SmartNIC, test and measurement, and video systems. MoSys’s Quazar family of high-speed memories and the Blazar family of Accelerator Engines are memory integrated circuits with unmatched intelligence, performance and capacity that eliminate data access bottlenecks to deliver speed and intelligence in systems, including those scaling from 100G to multi-terabits per second. MoSys’s Stellar family of Virtual Accelerator Engines includes software, FPGA RTL and RISC-based firmware to accelerate applications and are portable across a wide range of hardware configurations with or without MoSys silicon chips. More information is available at: www.mosys.com.

Bandwidth Engine and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. The MoSys logo, Quazar, Blazar and Stellar are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

(Financial Tables to Follow)

Contact:
Jim Sullivan, CFO
MoSys, Inc.
+1 (408) 418-7500
jsullivan@mosys.com

MOSYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net Revenue
Product	$1,679	$2,810	$2,747	$6,196
Royalty and other	289	256	481	390
Total net revenue	1,968	3,066	3,228	6,586

Cost of Net Revenue	604	1,228	1,134	2,582

Gross Profit	1,364	1,838	2,094	4,004

Operating Expenses
Research and development	985	981	1,946	2,134
Selling, general and administrative	964	932	2,099	1,904
Total operating expenses	1,949	1,913	4,045	4,038

Loss from operations	(585)	(75)	(1,951)	(34)

Other expense, net	(54)	(28)	(93)	(59)
Net loss	$(639)	$(103)	$(2,044)	$(93)

Deemed dividend for warrant exercise price adjustment	(392)	-	(392)	-
Net loss attributable to common stockholders	$(1,031)	$(103)	$(2,436)	$(93)

Net loss per share
Basic and diluted	$(0.32)	$(0.05)	$(0.88)	$(0.04)

Shares used in computing net loss per share
Basic and diluted	3,265	2,159	2,780	2,156

MOSYS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	June 30,	December 31,
	2020	2019

Assets
Current assets:
Cash, cash equivalents and investments	$7,375	$6,353
Accounts receivable, net	601	1,175
Inventories	1,016	968
Prepaid expenses and other	311	472
Total current assets	9,303	8,968

Property and equipment, net	127	197
Right-of-use lease asset	63	156
Other	18	78
Total assets	$9,511	$9,399

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$48	$218
Deferred revenue	-	166
Short-term lease liability	66	166
PPP note payable - current portion	195	-
Accrued expenses and other	1,302	1,155
Total current liabilities	1,611	1,705

Convertible notes payable	2,970	2,858
PPP note payable	384	-
Total liabilities	4,965	4,563

Stockholders' equity	4,546	4,836

Total liabilities and stockholders’ equity	$9,511	$9,399

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Income (Loss) and Net Income (Loss) Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

GAAP net loss attributable to common stockholders	$(1,031)	$(103)	$(2,436)	$(93)
Deemed dividend for warrant exercise price adjustment	392	-	392	-
Stock-based compensation expense
-Research and development	27	67	54	40
-Selling, general and administrative	39	52	80	75
Total stock-based compensation expense	66	119	134	115

Non-GAAP net income (loss)	$(573)	$16	$(1,910)	$22

GAAP net loss attributable to common stockholders per share, basic and diluted	$(0.32)	$(0.05)	$(0.88)	$(0.04)
Reconciling items
-Deemed dividend for warrant exercise price adjustment	0.12	-	0.14	-
-Stock-based compensation expense	0.02	0.06	0.05	0.05

Non-GAAP net income (loss) per share, basic and diluted	$(0.18)	$0.01	$(0.69)	$0.01

Shares used in computing non-GAAP net income (loss) per share
Basic	3,265	2,159	2,780	2,156
Diluted	3,265	2,286	2,780	2,276

MOSYS, INC.
Reconciliation of GAAP and Non-GAAP Financial Information
(In thousands; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Reconciliation of GAAP loss and adjusted EBITDA
GAAP net loss attributable to common stockholders	$(1,031)	$(103)	$(2,436)	$(93)
Deemed dividend for warrant exercise price adjustment	392	-	392	-
Stock-based compensation expense
-Research and development	27	67	54	40
-Selling, general and administrative	39	52	80	75
Stock-based compensation expense	66	119	134	115

Non-GAAP net income (loss)	(573)	16	(1,910)	22
EBITDA adjustments:
Depreciation	41	39	82	111
Interest expense	56	56	111	110

Adjusted EBITDA	$(476)	$111	$(1,717)	$243